WORLD MONITOR TRUST III SERIES G CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2006

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2006 for World Monitor Trust III Series G Class 1. The net asset value of an interest as of May 31, 2006 was $102.53, a decrease of -2.50% from the April 30, 2006 value of $105.16. The calendar year-to-date return for World Monitor Trust III Series G Class 1 was an increase of +6.24% as of May 31, 2006.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$16,049.61
Change in Unrealized Gain/(Loss)	($37,932.04)
Gain/(Loss) on Other Investments	$880.32
Brokerage Commission	($403.25)

Total Trading Income	($21,405.36)

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$243.29
Management Fees	$1,785.83
Offering Fees	$0.00
Incentive Fees	($4,578.02)
Other Expenses	$2,767.62

Total Expenses	$218.72

Interest Income	$3,553.26

Net Income(Loss) from the Period	($18,070.82)

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$722,580.72	$105.16
Addition	$216,500.00
Withdrawal	$0.00
Net Income/(Loss)	($18,070.82)

Month End	$921,009.90	$102.53

Monthly Rate of Return	-2.50%
Year to Date Rate of Return	6.24%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series G Class 1

WORLD MONITOR TRUST III SERIES H CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2006

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2006 for World Monitor Trust III Series H Class 1. The net asset value of an interest as of May 31, 2006 was $108.90, an increase of +1.82% from the April 30, 2006 value of $106.95. The calendar year-to-date return for World Monitor Trust III Series H Class 1 was an increase of +11.50% as of May 31, 2006.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$107,079.96
Change in Unrealized Gain/(Loss)	($64,534.19)
Gain/(Loss) on Other Investments	($131.11)
Brokerage Commission	($414.40)

Total Trading Income	$42,000.26

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$528.54
Management Fees	$5,023.74
Offering Fees	$0.00
Incentive Fees	$7,533.83
Other Expenses	$6,397.60

Total Expenses	$19,483.71

Interest Income	$7,667.86

Net Income(Loss) from the Period	$30,184.41

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$1,662,273.88	$106.95
Addition	$131,398.00
Withdrawal	$0.00
Net Income/(Loss)	$30,184.41

Month End	$1,823,856.29	$108.90

Monthly Rate of Return	1.82%
Year to Date Rate of Return	11.50%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series H Class 1

WORLD MONITOR TRUST III SERIES I CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2006

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2006 for World Monitor Trust III Series I Class 1. The net asset value of an interest as of May 31, 2006 was $100.69, an increase of +2.73% from the April 30, 2006 value of $98.01. The calendar year-to-date return for World Monitor Trust III Series I Class 1 was an increase of +4.42% as of May 31, 2006.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$70,264.83
Change in Unrealized Gain/(Loss)	($48,697.05)
Gain/(Loss) on Other Investments	($139.02)
Brokerage Commission	($129.08)

Total Trading Income	$21,299.68

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$185.12
Management Fees	$1,266.89
Offering Fees	$0.00
Incentive Fees	$4,044.73
Other Expenses	$2,256.08

Total Expenses	$7,752.82

Interest Income	$2,455.64

Net Income(Loss) from the Period	$16,002.50

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$585,888.10	$98.01
Addition	$30,000.00
Withdrawal	$0.00
Net Income/(Loss)	$16,002.50

Month End	$631,890.60	$100.69

Monthly Rate of Return	2.73%
Year to Date Rate of Return	4.42%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series I Class 1

WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2006

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2006 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of May 31, 2006 was $105.10, an increase of +0.73% from the April 30, 2006 value of $104.34. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +7.93% as of May 31, 2006.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$3,628,832.93
Change in Unrealized Gain/(Loss)	($3,039,562.19)
Gain/(Loss) on Other Investments	$14,832.35
Brokerage Commission	($17,562.07)

Total Trading Income	$586,541.02

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$16,734.16
Management Fees	$131,680.29
Offering Fees	$0.00
Incentive Fees	$94,968.68
Other Expenses	$173,249.70

Total Expenses	$416,632.83

Interest Income	$207,998.19

Net Income(Loss) from the Period	$377,906.38

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$51,903,787.05	$104.34
Addition	$3,795,524.00
Withdrawal	($17,815.98)
Net Income/(Loss)	$377,906.38

Month End	$56,059,401.45	$105.10

Monthly Rate of Return	0.73%
Year to Date Rate of Return	7.93%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending May 31, 2006

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2006 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of May 31, 2006 was $102.13, an increase of +2.13% from the April 30, 2006 value of $100.00. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +2.13% as of May 31, 2006.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$12,746.72
Change in Unrealized Gain/(Loss)	($10,763.05)
Gain/(Loss) on Other Investments	$55.62
Brokerage Commission	($63.40)

Total Trading Income	$1,975.89

Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$59.89
Management Fees	$472.47
Offering Fees	$0.00
Incentive Fees	$315.01
Other Expenses	$309.74

Total Expenses	$1,157.11

Interest Income	$3,120.39

Net Income(Loss) from the Period	$3,939.17

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

	Total	NAV Per Unit
Beginning of Month	$185,343.92	$100.00
Addition	$988,200.00
Withdrawal	$0.00
Net Income/(Loss)	$3,939.17

Month End	$1,177,483.09	$102.13

Monthly Rate of Return	2.13%
Year to Date Rate of Return	2.13%

Should you have any questions, please contact your Financial Advisor. For account status inquiries, contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President

Preferred Investment Solutions Corp., Managing Owner of

World Monitor Trust III Series J Class 2